Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 18, 2024
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended September 30, 2024, consolidated net income was $7,324,000, or $0.89 per diluted share (EPS), as compared to $5,889,000, or $0.71 EPS, for the prior quarter and $7,354,000, or $0.89 EPS, for the same period a year ago. Consolidated net income for the nine months ended September 30, 2024 was $18,940,000, or $2.30 EPS, compared to $24,983,000 or $3.04 EPS for the same period of 2023.

The increase in third quarter net income compared to the prior quarter was primarily due to loan recoveries that resulted in a reversal of allowance for credit losses of $1,620,000. The QTD and YTD decreases compared to the same periods of 2023 were related to an increase in deposit interest expense and general operating expenses.

Net interest income for the three months ended September 30, 2024 was $17,655,000, compared to $17,292,000 in the prior quarter, and $18,938,000 in the same period a year ago. The increase in net interest income over the prior quarter is attributed to earning asset growth and an increase of 3 basis points in the average earning asset yield. The decrease from the same period a year ago is due to an increase in deposit interest expense, as the average cost of funds increased to 0.83% bps for the third quarter of 2024, compared to 0.33% for the comparable period of 2023. The higher interest expense was partially offset by loan growth of $103.9 million over the same period. Net interest margin for the three months ended September 30, 2024 was 4.04%, compared to 4.11% for the prior quarter and 4.34% for the same period last year.

“Our strong core deposits have helped manage funding costs and maintain a healthy net interest margin. Loan growth is crucial to minimizing future margin compression amid possible interest rate drops. Oak Valley was founded on service-focused relationship banking, which drives these efforts. Our success in growing relationships relies on standing out from our competitors by meeting and surpassing client expectations,” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income was $1,846,000 for the quarter ended September 30, 2024, compared to $1,760,000 for the prior quarter and $1,566,000 for the same period last year. The increases compared to prior periods was mainly due to unrealized gains on equity securities as a result of lower interest rates.

Non-interest expense totaled $11,324,000 for the quarter ended September 30, 2024, compared to $11,616,000 in the prior quarter and $10,578,000 in the same quarter a year ago. The decrease compared to the prior period is mainly due to charitable contributions and data processing expense. The third quarter increase compared to the same period a year ago is mainly due to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.90 billion at September 30, 2024, an increase of $59.9 million and $65.1 million over June 30, 2024 and September 30, 2023, respectively. Gross loans were $1.08 billion at September 30, 2024, an increase of $5.1 million over June 30, 2024 and $103.9 million over September 30, 2023. The Company’s total deposits were $1.69 billion as of September 30, 2024, an increase of $45.6 million and $23.8 million from June 30, 2024 and September 30, 2023, respectively. Our liquidity position is very strong as evidenced by $213.9 million in cash and cash equivalents balances at September 30, 2024.

Non-performing assets (“NPA”) remained at zero as of September 30, 2024, as they were for all of 2024 and 2023. The allowance for credit losses (“ACL”) as a percentage of gross loans increased to 1.07% at September 30, 2024, compared to 1.04% at June 30, 2024 and 1.00% at September 30, 2023. The increase over the prior quarter is due to macro-economic forecasts, loan growth and other credit-risk factors included in the ACL calculation which dictated an increase of $358,000 in the ACL. Loan recoveries totaled $2.0 million during the third quarter of 2024, which consisted of two loans that dated back to the recession. The net impact of the $2.0 million loan recoveries and the $358,000 increase in the ACL calculation resulted in a reversal of ACL provisions totaling $1.62 million. Given industry concerns of credit risk specific to commercial real estate, management has performed a thorough analysis of this segment as part of the CECL credit risk model’s ACL computation, concluding that the credit loss reserves relative to gross loans remains at acceptable levels, and credit quality remains stable.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2024	2024	2024	2023	2023

Net interest income	$17,655	$17,292	$17,241	$17,914	$18,938
(Reversal of) provision for credit losses	(1,620)	-	-	1,130	300
Non-interest income	1,846	1,760	1,519	1,755	1,566
Non-interest expense	11,324	11,616	11,529	10,760	10,578
Net income before income taxes	9,797	7,436	7,231	7,779	9,626
Provision for income taxes	2,473	1,547	1,504	1,914	2,272
Net income	$7,324	$5,889	$5,727	$5,865	$7,354

Earnings per common share - basic	$0.89	$0.72	$0.70	$0.72	$0.90
Earnings per common share - diluted	$0.89	$0.71	$0.69	$0.71	$0.89
Dividends paid per common share	$0.225	$-	$0.225	$-	$0.160
Return on average common equity	16.54%	14.19%	13.86%	16.44%	19.85%
Return on average assets	1.56%	1.30%	1.26%	1.27%	1.57%
Net interest margin (1)	4.04%	4.11%	4.09%	4.15%	4.34%
Efficiency ratio (2)	56.96%	59.12%	59.61%	53.08%	49.89%

Capital - Period End
Book value per common share	$22.18	$20.55	$19.97	$20.03	$16.29

Credit Quality - Period End
Nonperforming assets / total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Credit loss reserve / gross loans	1.07%	1.04%	1.05%	1.07%	1.00%

Period End Balance Sheet
($ in thousands)
Total assets	$1,900,455	$1,840,521	$1,805,739	$1,842,422	$1,835,402
Gross loans	1,075,138	1,070,036	1,039,509	1,016,579	971,243
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	11,479	11,121	10,922	10,896	9,738
Deposits	1,690,301	1,644,748	1,612,400	1,650,534	1,666,548
Common equity	185,393	171,799	166,916	166,092	135,095

Non-Financial Data
Full-time equivalent staff	222	223	219	222	225
Number of banking offices	18	18	18	18	18

Common Shares outstanding
Period end	8,358,711	8,359,556	8,359,556	8,293,168	8,293,468
Period average - basic	8,221,475	8,219,699	8,209,617	8,200,177	8,197,083
Period average - diluted	8,263,790	8,248,295	8,244,648	8,236,897	8,232,338

Market Ratios
Stock Price	$26.57	$24.97	$24.78	$29.95	$25.08
Price/Earnings	7.52	8.69	8.86	10.55	7.05
Price/Book	1.20	1.22	1.24	1.50	1.54

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.

	NINE MONTHS ENDED SEPTEMBER 30,
Profitability	2024	2023
($ in thousands, except per share)
Net interest income	$52,188	$57,888
Provision for (reversal of) credit losses	(1,620)	(160)
Non-interest income	5,125	4,876
Non-interest expense	34,469	30,397
Net income before income taxes	24,464	32,527
Provision for income taxes	5,524	7,544
Net income	$18,940	$24,983

Earnings per share - basic	$2.30	$3.05
Earnings per share - diluted	$2.30	$3.04
Dividends paid per share	$0.450	$0.320
Return on average equity	14.90%	23.71%
Return on average assets	1.38%	1.76%
Net interest margin (1)	4.08%	4.39%
Efficiency ratio (2)	58.55%	47.48%

Capital - Period End
Book value per share	$22.18	$16.29

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Credit loss reserve/ gross loans	1.07%	1.00%

Period End Balance Sheet
($ in thousands)
Total assets	$1,900,455	$1,835,402
Gross loans	1,075,138	971,243
Nonperforming assets	-	-
Allowance for credit losses	11,479	9,738
Deposits	1,690,301	1,666,548
Stockholders' equity	185,393	135,095

Non-Financial Data
Full-time equivalent staff	222	225
Number of banking offices	18	18

Common Shares outstanding
Period end	8,358,711	8,293,468
Period average - basic	8,216,947	8,191,749
Period average - diluted	8,252,286	8,228,869

Market Ratios
Stock Price	$26.57	$25.08
Price/Earnings	8.65	6.15
Price/Book	1.20	1.54

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.